Exhibit 10.9

AMENDMENT NO. 1
to Schedule 1 Bing Search API Services

This Amendment Number 1 (“Amendment”) to Schedule 1 Bing Search API Services (the “Schedule”) is dated August 1, 2015 (the “Amendment Effective Date”) and is between Microsoft Online, Inc., a Nevada corporation (“Microsoft”) and Infospace LLC, a Delaware limited liability company (“Company”).

The parties agree:

1.	Initial Term. The definitions of “Initial Schedule Term” and “Renewal Schedule Term” in Table 2 of the Schedule is deleted and replaced with the following:

Initial Schedule Term	39 months
Renewal Schedule Term	12 months

2.	Definitions.

a.	Section 1.3 (“Approved Markets”) of the Schedule is deleted.

b.
Section 1.8 (“Company Properties”) of the Schedule is deleted and replaced with: “Company Properties” means properties identified on Exhibit C, Applications, Implementations, and Properties (as the last two terms are defined in Schedule 1 Paid Search Services between the parties dated August 1, 2014, as amended).

3.	Bing Services.

a.
Section 3.1 (Bing Search API) is deleted and replaced with: “3.1 Bing Search API. Microsoft will deliver to Company, or provide Company with access to, the Bing Search API, solely for use under the terms of this Schedule. Company will download the Bing Search API in accordance with the applicable software download policies here http://advertise.bingads.microsoft.com/en-us/editorial-privacy-guidelines#software.”

4.	Company Obligations. Section 4 (“Company Obligations”) is deleted and replaced with “4. [Intentionally omitted].”

5.	Access License. Section 5.1 of the Schedule is deleted.

6.	Schedule Term and Termination.

a.
Section 7.1 (“Schedule Term”) is deleted and replaced with: “7.1 Schedule Term. The term of this Schedule (“Schedule Term”) begins on the Schedule Effective Date, and unless earlier terminated, continues for the Initial Schedule Term. This Schedule will automatically renew for successive Renewal Schedule Terms unless terminated by either party with 60 days written notice prior to the end of the then-current term.

b.	Section 7.2 (“Termination”) is deleted and replaced with: “7.2 Termination. Termination of this Schedule is governed by the applicable terms of the Agreement.”

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7.	Changes to the Services; Cancellation of the Services. Section 8 (“Changes to the Services; Cancellation of the Services”) of the Schedule is deleted.

8.	Exhibits. Exhibit B is deleted and replaced with the attached Exhibit B. The column titled “Max per Day” in the table in Exhibit C is deleted.

9.	All other Schedule terms remain unchanged.

10.	This Amendment may be executed by facsimile and in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

By signing below, the parties agree to be bound by this Amendment:

Company: Infospace LLC By (sign): /s/ Peter Mansour Printed Name: Peter Mansour Title: President Date: 7/28/15	Microsoft: Microsoft Online, Inc. By (sign): /s/ Cindy Bondoc Printed Name: Cindy Bondoc Title: Contract Execution Date: 7/29/2015

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Exhibit B
BING API USE CONDITIONS

    1. CODE OF CONDUCT / RESTRICTIONS ON USE. Company’s website (“Website”), Company’s application, and Company’s access to and use any or all of the Services, must comply with all applicable Microsoft policies and guidelines (including, without limitations, any API call volume limitations, security policies, and privacy policies), technical requirements and documentation, and all applicable laws (including, without limitation, the applicable laws of Company’s jurisdiction relating to online conduct, acceptable content, data collection, privacy, and the export of data to the United States or Company’s country of residence). This Schedule does not grant Company any rights related to any services, materials, content, or data other than the Services. Company will not, and will not permit Company’s users or other third parties to:
        (a) modify, reverse engineer, decompile, or otherwise alter the Services;
(b) distribute, publish, facilitate, enable, or allow access or linking to the Services from any location or source other than Company’s Website or application;
(c) modify, filter, obscure, or replace the text, images, or other content of Bing results, display Bing results with search results from other sources or with other content so that such other search results or content appears as displayed to be part of the Bing results, other than in either case blending and displaying with Company’s own proprietary information;
(d) frame, minimize, remove, redirect, delay, or otherwise inhibit or modify the display of any web page accessed by the links provided in or associated with Bing results;
(e) hide or mask Company’s identity, or the identity of Company’s service, as it uses the Services, including by failing to follow the identification conventions listed in the API documentation;
(f) defame, abuse, harass, stalk, threaten, or otherwise violate the legal rights (such as rights of privacy and publicity) of others; or otherwise violate Microsoft’s then current editorial policies (found at: http://advertise.bingads.microsoft.com/en-us/bing-ads-policies).
(g) impersonate another person or entity, or falsify or delete any author attributions, legal or other proper notices or proprietary designations (e.g., copyright or trademark symbols), or labels of the origin or source of services, software, or other materials;
(h) use the Services to violate the law or for any unauthorized purpose;
(i) use the Services to infringe upon the copyright, trademark or other intellectual property rights of anyone;
(j) interfere with or disrupt the Services, or servers or networks related to the Services, or disobey any requirements, procedures, policies, or regulations of networks related to the Services;
(k) create user accounts by automated means or under false or fraudulent pretenses;
(l) promote or provide instructional information about illegal activities or promote physical harm or injury against any group or individual;

(m) copy, store, or cache any Bing results, except for the intermediate purpose allowed in Section 5 of the Agreement;

(n) commercialize (i.e., sell, rent, or lease) Bing results;

(o) transmit any virus, worm, defect, Trojan horse, or any other item intended to destroy, surreptitiously interfere with, expropriate, or exert unauthorized control over any system or data or to defraud any person;

(p) directly or indirectly generate impressions or clicks on Bing results, or authorize or encourage others to do so, though any automated, deceptive, fraudulent, or other invalid means;

(q) taking any action to remove the hyperlinks included as a part of any transmitted Bing results; or

(r) create or attempt to create a substitute or similar service or product as that of the Service or Bing through use of or access to any of the Services or proprietary information related to the Services.

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    2. LIMITATIONS AND CONDITIONS OF THE SERVICE. Microsoft may use technology or other means to protect the Services, protect our customers, or stop Company from breaching this Schedule. These means may include, for example, filtering to stop spam or increase security. These means may hinder or break Company’s use of the Services, and Company may not work around or attempt to thwart or disable any of these technical or other means. Microsoft also may, in order to address specific events which could impact Microsoft’s network, limit the: (a) rate at which the Services, or any subset of them, may be called; (b) the amount of storage made available to each Services account; or (c) the length of individual content segments that may be uploaded to, or served from, the Services (all of the foregoing being forms of "Throttling"). Microsoft may perform this Throttling globally across all Services, per end user, or on any other basis. Company will not take steps to circumvent any technical measures Microsoft may put in place to enforce Throttling.

3. SERVICE LEVEL GOALS. Without limiting anything stated in Sections 1(b), 9 or 10 of the Agreement, and subject further to Company’s acknowledgement that Microsoft will not be liable to Company or to any third party if Microsoft fail to achieve the following service level goals, our service level goals are as follows:

Service Level Goals
Availability*                99.5%

Query Response Time**        1.5 seconds
* "Availability" means the percentage of time that Microsoft's Bing services are operational to receive, process, and respond to queries, excluding scheduled downtime (if any).
** "Query Response Time" means the time that is measured from when the Query is received by Microsoft’s servers to the time transmission of the Microsoft search results is initiated. The measurement will be done at the ingress/egress of the Microsoft data Center..

4. ATTRIBUTION AND ADVERTISING.
If Company uses Microsoft-provided trademark(s) or logo(s), they will comply with the current version of Microsoft usage guidelines (found at http://www.microsoft.com/about/legal/en/us/intellectualproperty/trademarks/usage/default.aspx, and which may be updated from time to time) or in the following Bing product guidelines (found at http://www.bing.com/toolbox/bingdeveloper/ and http://download.microsoft.com/download/0/4/E/04E076D4-60B2-4D31-BCC7-C4805B558DBB/Bing%20product%20guidelines.pdf)

    5. CERTAIN ADDITIONAL LIMITATIONS FOR IMAGE, NEWS AND VIDEO RESULTS. Without limiting any other portion of this Schedule, the following additional terms apply to Company’s use of any image, news or video search results obtained through the Bing services. Company will display, and Company will not remove, alter or obscure, any attribution information provided by Microsoft in connection with any Bing image, news or video search results. Company will not display any image, news or video search results obtained through the Bing services except in response to a valid end user search request. Image, news or video search results obtained through the Services will not constitute the sole or primary content of Company’s Website.

    6. END USER TERMS. [Intentionally omitted].

7. PRIVACY. All access to and use of the Services is subject to the data practices set forth in the Microsoft Online Privacy Statement, which is available at http://privacy.microsoft.com/ (which may be updated from time to time). Nothing in this Schedule or the Services provide for the collection or transfer of any personally identifiable information of internet users between the parties. Company must maintain a prominent online

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privacy policy for Company’s Websites and applications that access the Services. This privacy policy, at a minimum, must include: (a) a full, accurate, and clear disclosure regarding the placement, use, and reading of cookies and related technologies, and Company’s collection and use of data in relation to activity by users of Company’s Websites and applications; (b) to the extent applicable, Company’s use of Microsoft for advertising services for Company’s Websites and applications; and (c) to the extent applicable a disclosure that users may choose to not participate in Microsoft’s personalized advertising services, along with a link to a Microsoft-specified web address where the user may “opt out” of such personalized advertising services.

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